Exhibit 10.1

September 16, 2008

Tracey L. Stockwell

8955 Elliotts Court

Orlando, FL 32836

RE: Employment Agreement – Option

Dear Tracey:

Pursuant to your Employment Agreement dated March 13, 2006, as amended, under which you have been employed as Senior Vice President and Chief Financial Officer, we hereby exercise our option to extend the term for two (2) years, commencing on January 23, 2009 and continuing until January 22, 2011, such employment to be on all the same terms and conditions presently applicable to your employment.

Please acknowledge your receipt of this letter and agreement to the foregoing additional term of your Employment Agreement by signing and returning one original of this letter to me.

Very truly yours,

/s/ Rhonda Rhodes

UNIVERSAL ORLANDO
By:	Rhonda Rhodes

ACKNOWLEDGED AND AGREED:

/s/ Tracey L. Stockwell	9/26/08
Tracey L. Stockwell	Date